EXHIBIT 99.1


April 12, 2004




Life Energy & Technology Holdings, Inc.
7637 Leesburg Pike, Suite #200
Falls Church, VA 22043




Dear Dr. McCormack:


We are unable to forward the financial statements of Life Energy & Technology Holdings, Inc., as of February 29, 2004 in time for the Company's Form 10-QSB to be filed timely, as we just recently received the information to allow us to perform the review. Thank you for your consideration.




Sincerely,


/s/ M. Valencia

Berkovits, Lago, & Co.
Certified Public Accountants